EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407 and 333-225865) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199, 333-189555, 333-212864 and 333-219618) of Flotek Industries, Inc. and subsidiaries (the “Company”) of our reports dated February 8, 2017, relating to the consolidated financial statements of the Flotek Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of the Flotek Industries, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Flotek Industries, Inc. and subsidiaries for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Hein & Associates LLP

Houston, Texas
March 8, 2019